UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2018 (March 27, 2018)

ARIAS INTEL CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-55120	46-2143018
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

5015 W. Nassau Street

Tampa, Florida 33607

(Address of principal executive offices) (zip code)

(877) 749-5909

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement

On March 27, 2018, Arias Intel Corp. (the “Company”) entered into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) pursuant to which it issued Geneva Roth Remark Holdings, Inc. 103,000 shares of its newly designated Series A Convertible Preferred Stock in consideration for $103,000.

The terms of the shares of the Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) are set forth in the Series A Convertible Preferred Stock Certificate of Designations, Preferences, Rights and Limitations (the “Series A COD”) filed with the Nevada Secretary of State on March 28, 2018.

The Series A Preferred Stock, with respect to dividend rights and rights on liquidation, winding-up and dissolution, in each case ranks senior with respect to the Company’s common stock and junior with respect to all existing and future indebtedness of the Company. The Series A Preferred Stock have a liquidation preference of $1.00 per share, subject to adjustment (the “Stated Value”). Each share of Series A Preferred Stock shall receive an annual 12% cumulative dividend, compounded daily, payable solely upon redemption, liquidation or conversion; provided, however, upon the occurrence of an Event of Default (as defined in the Series A COD), the dividend rate shall increase to 22%. Except as set forth in the Series A COD, the Series A Preferred Stock have no voting rights with respect to any matters requiring shareholder approval. So long as any shares of Series A Preferred Stock are outstanding, the Company will not, without the affirmative approval of the holders of a majority of the shares of Series A Preferred Stock then outstanding voting together as a class: (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend the Series A COD, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series A Preferred Stock, (iii) amend its Articles of Incorporation, as amended, or other charter documents in breach of any of the provisions of the Series A COD, (iv) increase the authorized number of shares of Series A Preferred Stock, (v) liquidate, dissolve or wind-up the business and affairs of the Company, or effect any Deemed Liquidation Event (as defined in the Series A COD), or (vi) enter into any agreement with respect to any of the foregoing.

The Company shall have the right at any time from the period beginning on the date of issuance of the Series A Preferred Stock (the “Issuance Date”) until 180 days from the Issuance Date to redeem all or any portion of the Series A Preferred Stock at the Redemption Percentage (as defined in the Series A COD) provided that an Event of Default has not occurred. On the date which is 12 months following the Issuance Date or upon the occurrence of an Event of Default (the “Mandatory Redemption Date”), the Company shall redeem all of the shares of Series A Preferred Stock which have not been previously redeemed or converted. Within five days of the Mandatory Redemption Date, the Company shall pay each holder of an amount in cash equal to the total number of shares of Series A Preferred Stock held by such holder multiplied by the Stated Value.

The holders of Series A Preferred Stock shall have the right to convert the Series A Preferred Stock preferred stock into shares of the Company’s common stock at the Variable Conversion Price (as defined in the Series A COD) at any time during the period beginning on the date which is six months after the Issuance Date; provided, however, the Company is prohibited from effecting a conversion of the Series A Preferred Stock to the extent that, as a result of such conversion, such holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series A Preferred Stock.

The foregoing descriptions of the Purchase Agreement and the Series A COD do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement and Series A COD, which are attached as Exhibit 10.1 and 3.1, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

The Series A Preferred Stock referenced in Item 1.01 were issued in reliance on the exemption from registration afforded by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

On March 28, 2018, the Company filed the Series A COD with the Nevada Secretary of State designating 500,000 shares of preferred stock as Series A Preferred Stock.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Designation of Series A Convertible Preferred Stock

10.1	Series A Preferred Stock Purchase Agreement dated March 27, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST HARVEST CORP.

Dated: March 30, 2018	By:	/s/ Kevin Patrick Gillespie
Kevin Patrick Gillespie
Chief Executive Officer